Exhibit 3-E




                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                            MET-ED CAPITAL II, L.P.



                  This Certificate of Limited Partnership of Met-Ed Capital II, L.P. (the "Partnership") is being duly executed and filed by the undersigned sole general partner of the Partnership for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

                  1. The name of the Partnership is Met-Ed Capital II, L.P.

                  2. The address of the registered office of the Partnership in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The Partnership's registered agent at that address is Corporation Service Company.

                  3. The name and mailing address of the sole general partner of the Partnership are:

                  NAME                         ADDRESS
                  ----                         -------

                  Met-Ed Preferred             c/o GPU Service, Inc.
                  Capital II, Inc.             310 Madison Avenue
                                               Morristown, New Jersey 07962-1957


                  IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 1st day of September, 1998.



                                             MET-ED PREFERRED CAPITAL II, INC.,
                                             as General Partner



                                             By:/s/ T. G. Howson
                                             -------------------
                                             Name:  T.G. Howson
                                             Title: Vice President